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                                                                      EXHIBIT 11



                      INVESTORSBANCORP, INC. AND SUBSIDIARY
                 COMPUTATION OF BASIC AND DILUTED LOSS PER SHARE
                         FOR PERIOD ENDED MARCH 31, 1998
                                   (UNAUDITED)


    A reconciliation of the income and shares used in computing the basic and diluted loss per share for the quarter ended March 31, 1998 is as follows:


    Net loss                                         $    (32,143)
                                                     ============

    Determination of shares:

    Weighted average common shares
      outstanding (basic)                               1,000,000

    Assumed conversion of stock options                    24,204

    Weighted average common shares
      outstanding (diluted)                             1,024,204
                                                     ============

    Basic loss per common share                      $      (0.03)
                                                     ============

    Diluted loss per common share                    $      (0.03)
                                                     ============


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